Exhibit 10.10

FIRST-CITIZENS BANK & TRUST COMPANY
LONG-TERM INCENTIVE PLAN

Long-Term Incentive Plan Award Agreement1

Name of Participant:
Title:
Grant Date:
Performance Period:    2023 - 2025

THIS AGREEMENT ("Agreement"), made effective the ___ day of ______, 2023, between First-Citizens Bank & Trust Company (the "Company"), and ____________, an employee of the Company or an affiliate (the "Participant").
R E C I T A L S :
In furtherance of the purposes of the First-Citizens Bank & Trust Company Long-Term Incentive Performance Plan, as it may be hereafter amended (the "Plan"), and in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:
1.Incorporation of Plan. The rights and duties of the Company and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Participant and the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.
2.Performance Award. Subject to the terms of this Agreement and the Plan, the Company hereby grants the Participant a long-term incentive compensation opportunity (the “Award”) in accordance with the following provisions:
(a)The Award shall equal the annualized rate of salary of the Participant in effect on _________, 2023, multiplied by the percentage (the “Award Percentage”) determined in accordance with the following table based upon the rate of growth in Tangible Book Value per share of the Company (“TBV”) plus cumulative dividends per share paid during the Performance Period (the “TBV+D Growth Rate”):

TBV+D Growth Rate	Award Percentage
Threshold Level: 12%	___%
Target Level: 30%	___%
Stretch Level: 48%	___%

(b)For this purpose, the TBV+D Growth Rate for the Performance Period shall be determined by the Committee in accordance with the following formula:
(Ending TBV minus Beginning TBV) plus cumulative Dividends
Beginning TBV
1     Important state-specific modifications to this Agreement are contained in Appendices to this Agreement.

Exhibit 10.10

(c)The TBV at the beginning and ending of the Performance Period shall be determined by reference to the audited financial statements of the Company. If the TBV+D Growth Rate does not at least equal the Threshold Level, no Award will be earned by the Participant for the Performance Period. If the TBV+D Growth Rate exceeds the Threshold Level but not the Target Level or exceeds the Target Level but not the Stretch Level, then the Award Percentage earned will be interpolated by the Committee from the table above. A TBV+D Growth Rate in excess of the Stretch Level will not result in an increase in the Award Percentage.
3.Vesting of Award. The Participant expressly acknowledges and agrees that a goal of the Plan is to incentivize continued employment with the Company. Accordingly, in order to earn the Award, the Participant understands and agrees that the Participant shall be required to remain in the employment of the Company for the duration of the Performance Period and until the earlier of (a) the payment date; or (b) a period of ninety (90) days following the end of the Performance Period. Consistent with the above, and subject to the terms of the Plan and the Agreement, the Award shall be 100% vested and earned on the payment date following the ending of the Performance Period (the “Vesting Date”). The Committee has sole authority to determine in its absolute discretion whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.
4.Forfeiture of Award. Except as may otherwise be provided in the Plan or this Agreement (including but not limited to the provisions of Section 5(b) herein) or applicable state laws, in the event that the employment of the Participant with the Company or an affiliate terminates for any reason and the Award has not vested pursuant to Section 3 or the Participant violates the provisions of Section 8 of this Agreement at any time, then the Award shall be forfeited immediately upon such termination or violation, and the Participant shall have no further right with respect to the Award. The Committee (or its designee, to the extent permitted under the Plan) shall have the sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment or violation of Section 8. The Participant expressly acknowledges and agrees that, except as otherwise provided in this Agreement, the termination of the Participant’s employment shall result in forfeiture of the Award and any underlying payout to the extent the Award has not vested as of the Participant’s termination of employment date, and further, that the Participant’s violation of Section 8 of this Agreement shall result in the forfeiture of the Award in all cases.
5.Award Payout.
(a)The Award shall be paid in cash in the calendar year following the end of the Performance Period and determination of the amount, if any, of the Award earned by the Participant during the Performance Period, but in no event later than 90 days following the last day of the Performance Period.
(b)If the Participant dies, retires, becomes disabled, is assigned to a different position, is granted a leave of absence, or if the Participant's employment is otherwise terminated (except for cause) by the Company during the Performance Period (or following the Performance Period but prior to the Vesting Date), or if the Participant voluntarily terminates employment following the end of Performance Period but prior to the Vesting Date, a pro rata share of the Participant's Award based on the period of actual participation may, at the Committee's discretion, be paid after the end of the Performance Period if and to the extent that it would have become earned and payable had the Participant's employment status not changed during the Performance Period, or prior to the Vesting Date.

Exhibit 10.10

6.No Right of Continued Employment. Neither the Plan, this Agreement, nor the Award shall confer upon the Participant any right to continue in the employment of the Company or an affiliate or to interfere in any way with the right of the Company or an affiliate to terminate the Participant’s employment at any time. Except as otherwise expressly provided in the Plan or this Agreement, or as determined by the Committee, all rights of the Participant with respect to the Award shall terminate upon termination of the employment of the Participant with the Company or an affiliate.
7.Nontransferability of Award. The Award, and any Award payout, shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with the Plan procedures does not constitute a transfer.
8.    Nonsolicitation and Nondisclosure. During the course of the Participant's employment with the Company, the Participant has been and shall continue to be given, and has obtained and developed and shall continue to obtain and develop, substantial knowledge of and familiarity with the customers and prospective customers of the Company, and the Company’s dealings with them, and other information concerning the Company’s business. In addition, the Company has spent and shall continue to spend considerable amounts of time, effort, and resources in providing the Participant with, and the Participant has participated and shall continue to participate in the development of, confidential information relating to the Company's business. Such confidential information may include but is not limited to (i) lists of customers and prospective customers, (ii) nonpublic and proprietary information associated with such entities (including but not limited to requirements, preferences and specifications), (iii) other nonpublic and proprietary information relating to the Company's business (including but not limited to research and development, formulae, production methods, computer programs, marketing investigations and strategies, prices, costs, discounts, and future plans), and (iv) intellectual property, including but not limited to copyrights, trademarks, trade secrets, inventions, and patents (collectively, the "Information"), all of which constitute valuable assets and privileged information of the Company, which Information is particularly sensitive due to the fiduciary responsibilities and public trust inherent in Company’s business. The Participant acknowledges and agrees that the Company has a right to and does regard all such Information as proprietary, and a trade secret or confidential, and has a right to protect it from disclosure and misuse. For and in consideration of the Participant’s employment with the Company and the Award and to protect the Company from the Participant's use, disclosure, or exploitation of customer and prospective customer contacts and the Information, and to provide assurance to the Company that it safely may continue to provide the Participant with Information relating to the Company's business, subject to the limitations set forth below in subparagraph (d), the Participant expressly covenants and agrees as follows:
(a)    Covenant of Nonsolicitation.2 During the term of the Participant's employment by the Company and for a period of one (1) year after the termination of that employment, for any or no reason, the Participant shall not, directly or indirectly, through any person or entity, other than on behalf of the Company, without the prior written consent of the Company (which consent may be withheld in the Company's sole discretion):
    (i)     employ or solicit for employment, or advise or recommend to any other person that such person employ or solicit for employment, any person employed by the Company who was supervised by the Participant or otherwise personally known to the
2     Important state-specific modifications to this Covenant of Nonsolicitation are set forth in Appendix A to this Agreement.

Exhibit 10.10

Participant in connection with and as a result of the Participant’s employment with the Company;
    (ii)     solicit any Customer or Prospective Customer of the Company with whom the Participant had Material Contact on behalf of the Company during the Look Back Period to do any banking or banking-related business with the Participant or with any other bank, trust company, or financial services firm; or
    (iii)     divert or attempt to divert, or recommend or advise that any other person or entity divert or attempt to divert, the business of any Customer or Prospective Customer of the Company with whom the Participant had Material Contact on behalf of the Company during the Look Back Period to any other bank, trust company, or financial services firm;
(b)     Covenant of Nondisclosure.3 At all times, whether during the Participant's employment with the Company or after the termination of the Participant's employment for any reason, the Participant agrees as follows:
    (i)    The Participant shall treat as confidential, not disclose, and use only for the advancement of the interests of the Company, all information, plans, records, trade secrets, business secrets, and confidential or other data of the Company submitted to the Participant or compiled, received, or otherwise discovered by the Participant, including but not limited to the Information, from time to time in the course of the Participant's employment by the Company for use in the Company's business, which the Participant knows to have been acquired by him or her in confidence or which the Participant knows would not otherwise be available to competitors of the Company or to members of the public and which would not otherwise become known to said competitors or members of the public. For purposes of this Section 8, "trade secrets" shall mean any information concerning any matters relating to the affairs or business of the Company, including, without limitation, (i) the names or addresses of any customers of the Company; (ii) information concerning the accounts or portfolios of the customers of the Company; and (iii) any other information concerning the business of the Company, its manner of operation, its plans, or other related data.
    (ii)    The Participant agrees that all customer records, files, lists, information, data, forms, notes, or questionnaires, whether written, printed or electronically stored, including all or any information collected by the Participant from any source within or by any means from the Company are deemed to be the sole property of the Company. The Participant will not remove any such materials from the offices or other premises of the Company, either in original form, copy or electronic form, or transmit such information or materials verbally or in written form, except as necessary in the ordinary course of conducting business for the Company. The Participant further agrees that, upon termination of the Participant's employment with the Company, for any or no cause, voluntarily or involuntarily, or at any other time upon the Company's request, the Participant shall immediately return to the Company any and all property, customer lists, information, forms, formulae, plans, documents, memoranda, notes, records, and other written or electronic material or data, software, or firmware, and all copies of same, belonging to the Company (including any of such materials compiled
3     Important state-specific modifications to this Covenant of Nondisclosure are set forth in Appendix B to this Agreement.

Exhibit 10.10

by or for employees of either) or any of their customers, within the Participant's possession, and will not at any time thereafter copy, reproduce, or otherwise facilitate the disclosure of such information or data. The Participant further agrees not to retain, use or at any time sue for, any trade name, trademark, service mark, or other proprietary business designation used or owned in connection with the Company's business.
(c)    Definitions. As used in this Section 8, the following terms, when capitalized, shall have the following meanings:
    (i)    Company. Where the context permits, the use of the term “Company” shall be equivalent to the use of the phrase “the Company and/or its affiliates.”
    (ii)    Customer. The term "Customer" shall refer only to those customers of the Company who or which are or were actively engaged in matters related to the Company's business within the Look Back Period.
    (iii)    Indirectly. The term “indirectly” means one or more of the following: (A) providing Information (as defined above in this Section 8) to any person or entity for the purpose of assisting such person or entity to engage in activities which the Participant personally would be prohibited from doing by operation of this Section 8; or (B) engaging or encouraging any third-party to act on the Participant’s behalf for the purpose of engaging in activities which the Participant personally would be prohibited from doing by operation of this Section 8.
    (iv)    Look Back Period. The “Look Back Period” means the two (2) year period immediately preceding the effective date of the Participant’s termination of employment with the Company, regardless of the reason for termination.
    (v)    Material Contact. For purposes of this Agreement, the Participant will be deemed to have had "Material Contact" with a person or business entity if the Participant was provided or otherwise obtained Information (as defined above) concerning the person or entity, or the Participant had personal dealings with the person or entity in the normal course of the Participant's employment with the Company for the purpose of engaging or attempting to engage in matters related to the Company's business.
    (iv)    Prospective Customer. The term "Prospective Customer" shall refer only to those prospective customers of the Company who or which had been actively engaged in discussions concerning the Company's business, within the Look Back Period.
(d)    Limitations/Interpretation/Severability.

    (i)    Nothing in this Agreement is intended to or shall interfere with the Participant's right to report possible violations of law to, file a charge with, or participate in any investigation or proceeding conducted by a federal, state or local government agency, nor shall this Agreement prohibit the Participant from cooperating with any such agency in its investigation or from making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

    (ii)    Furthermore, notwithstanding any confidentiality provision of this Agreement, the Company agrees that if the Participant files a lawsuit for retaliation by the Company

Exhibit 10.10

for reporting a suspected violation of law, the Participant may disclose any trade secret to his/her attorney and use the trade secret information in that court proceeding, if the Participant: (A) files any document containing such trade secret under seal; and (B) does not disclose any such trade secret, except pursuant to court order. The Company also hereby notifies the Participant that he/she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in confidence, directly or indirectly, to a federal, state, or local government official, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iii)    If one or more of the provisions contained in this Section 8 is for any reason held by a court to be excessively broad as to duration, activity or subject, the Participant intends that such court would reduce or “blue pencil” such provision by limiting or reducing it, so as to be enforceable to the extent compatible with the applicable law. In case one or more of the provisions contained in this Section 8 is for any reason (including the failure of a court to “blue pencil” it) held to be invalid or unenforceable in any respect, the Participant agrees that such invalidity or unenforceability shall not affect the other provisions contained herein, and the remaining covenants shall be construed as if such invalid or unenforceable provision had never been contained herein.

9.Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns. This Agreement does not supersede, replace, invalidate, amend or otherwise limit any non-competition agreement, non-solicitation agreement, employment agreement, consulting agreement or any other similar agreement between the Participant and the Company, including, but not limited to, any restrictive covenants contained in such agreements. Any such agreements and the restrictive covenants contained therein shall remain in full force and effect and the Participant shall remain bound by all such agreements and restrictive covenants.  To the extent the restrictions contained in this Agreement conflict in any way with any restrictions contained in any other agreements between the Participant and the Company, such conflict shall be resolved by giving effect to the provision that provides the greatest protection to the Company that is enforceable under applicable law.
10.Governing Law. Except as otherwise provided in the Plan or herein, and except as otherwise prohibited by law, this Agreement shall be construed and enforced according to the State of North Carolina, without regard to conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States. Any arbitration between the parties hereto shall be heard in Wake County, North Carolina. If the Company seeks injunctive relief, the Participant hereby consents to the jurisdiction of any local, state, or federal court located in the State of North Carolina.
11.Amendment and Termination. Subject to the terms of the Plan, this Agreement may be amended, altered and/or terminated only by written agreement of the parties hereto. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement, without the consent of the Participant, to the extent necessary to comply with applicable laws or changes to applicable laws (including but not limited to Internal Revenue Code Section 409A and federal securities laws), or to reduce or eliminate the amount of the Award as provided in Section 14 of this Agreement.

Exhibit 10.10

12.Withholding; Tax Matters.
(a)The Company shall report all income and withhold all required, local, state, federal, foreign income and other taxes and any other amounts the Company reasonably determines are required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Award.
(b)The Company has made no representations or warranties to the Participant with respect to the tax consequences (including but not limited to the income tax consequences) related to the Award or the payout, if any, pursuant to the Award, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award and that the Participant should consult a tax advisor. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.
13.Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding.
14.Adjustment of Award. The Committee shall have the unilateral discretion to reduce or eliminate the amount of the Award, including an Award otherwise earned and payable pursuant to the terms of the Plan.
15.Clawback.  At the discretion of the Committee and based upon the terms of the Incentive Compensation Policy, a Participant may be obligated to forfeit future incentives or to repay the Bank all or any portion, of any performance based compensation previously paid if a) an accounting restatement occurred due to a material non-compliance of any financial reporting requirement under the Federal securities laws, through intentional misconduct or if incorrectly calculated without misconduct or b) a discovery was made that a performance metric or calculation used in determining performance-based compensation was materially inaccurate or c) a significant violation of the Bank's Code of Ethics, as determined by the Independent Directors of the Committee resulted in financial or reputational impact for the Bank. The Incentive Compensation Policy may be amended from time to time, or as otherwise required by law or applicable stock exchange listing standards.  Each Participant, by accepting an Award pursuant to the Plan, agrees to repay the full amount required under this Section 15 at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law.
16.Notices. Except as may be otherwise provided by the Plan or determined by the Committee, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal office.

Exhibit 10.10

17.Severability.     The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.Right of Offset. Notwithstanding any other provision of the Plan or the Agreement and to the extent permitted under Internal Revenue Code Section 409A, the Company may reduce the amount of any payment or benefit otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to the Company or an affiliate, and the Participant shall be deemed to have consented to such reduction.
19.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signatures on the following page.]

Exhibit 10.10

IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Company and by the Participant effective as of the day and year first above written.

FIRST-CITIZENS BANK & TRUST COMPANY

By:
Printed Name:
Title:

PARTICIPANT

Signed:
Printed Name:

Exhibit 10.10

APPENDIX A
State-Specific Modifications to Covenant of Nonsolicitation
[Omitted].
Appendix A - 1

Exhibit 10.10

APPENDIX B
State-Specific Modifications to Covenant of Nondisclosure
[Omitted.]

Appendix B - 1